CONSENT  OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use, in the current report on Form S-1/A (Amendment No. 4) of Lihua International, Inc. to be filed with the Securities and Exchange Commission on or about April 20, 2009, of our report dated March 30, 2009 on our audit of the consolidated financial statements of Lihua International, Inc. and subsidiaries for the years ended December 31, 2008 and 2007.

Arcadia, California
April 20, 2009

Member:	Registered:
American Institute of Certified Public Accountants	Public Company Accounting Oversight Board
California Society of Certified Public Accountants